Exhibit 15.3

CONSENT OF Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-265907) of UTime Ltd (the “Company”) of our report dated October 28, 2022, relating to the Company’s consolidated financial statements which appears in this Annual Report on Form 20-F of the Company for the fiscal year ended March 31, 2022.

/s/ Audit Alliance LLP
Audit Alliance LLP
Singapore
October 28, 2022